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Exhibit 99.2

        Euronet Worldwide Announces Third Quarter 2002 Financial Results

LEAWOOD, KANSAS, USA--Oct. 31, 2002--Euronet Worldwide, Inc. (Nasdaq: EEFT), a leading provider of secure electronic financial transaction solutions, announced consolidated revenues of $17.9 million for the third quarter 2002, an increase of 20% over third quarter 2001 revenues of $14.9 million. The consolidated revenue represents a 2% increase over the prior quarter's revenues of $17.5 million.

The Company posted a consolidated operating loss of $615,000 in the third quarter 2002, an improvement of approximately $468,000 over its third quarter 2001 operating loss of $1.1 million and a decrease of $1.6 million compared to second quarter 2002 operating income of $953,000. The Company posted consolidated EBITDA of $1.9 million for the third quarter 2002, an $800,000 improvement over third quarter 2001 of $1.1 million and a decrease of $1.2 million compared to second quarter 2002 EBITDA of $3.1 million.

The Processing Services segment posted third quarter revenues of $13.8 million, a 23% increase over revenues of $11.2 million for the same period of 2001. These processing revenues represent a 6.5% increase over the prior quarter's revenues of $12.9 million. The Software segment reported $4.1 million in revenues for third quarter 2002, an increase of 11% over third quarter 2001 revenues of $3.7 million. This result represents a decrease of 10.4% from second quarter software revenues of $4.6 million. Software revenues for third quarter 2002 include $600,000 in revenues from the January 2002 Alltel software license agreement.

Euronet redeemed approximately $9.2 million face value of its 12 3/8% senior discount notes through a cash redemption on July 19, 2002. This redemption reduces Euronet's indebtedness under its senior discount notes to $34.0 million as of Sept. 30, 2002. Excluding this transaction, the Company's cash position improved by approximately $2.0 million over the prior quarter.

The strengthening of the U.S. dollar compared to the euro during the third quarter 2002 resulted in a foreign exchange gain of $222,000.

As of Sept. 30, 2002, Euronet owned and/or operated a total of 2,951 ATMs compared to 2,840 ATMs in the prior quarter, a 4% quarterly increase. Quarterly transactions on the network reached 22.3 million in the third quarter 2002, a 48% increased over 15.1 million in the third quarter 2001. Third quarter transactions improved by 3.6 million compared to the prior quarter. Euronet owns and/or operates ATMs in Hungary, Poland, Germany, Croatia, Serbia-Montenegro, the Czech Republic, the U.K., Greece and Egypt.

All revenue, operating profit, EBITDA and ATM transaction amounts reported for the current and prior periods exclude business components sold. Consolidated EBITDA is computed by adding depreciation, amortization, asset write-downs, interest expense (net of interest income), other income/(expense), net foreign exchange gain/(loss), gain/(loss) on early retirement of debt, equity in losses of investee companies, loss on facility sub-lease, income from business components sold, minority interest and taxes to net income/(loss).

Euronet Worldwide will host an analyst conference call on Thursday, Oct. 31, 2002, at 10:00 a.m. U.S. Eastern Standard Time to discuss these results. The conference call will be broadcast on the Internet and can be accessed via the Euronet Worldwide Internet site at www.euronetworldwide.com or via Vcall's Internet site at




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www.vcall.com. For those without Internet access, the conference call-in number
--------------
is 877-666-4170 (USA) or +1-630-395-0033 (non-USA). The password is "Listener."

About Euronet Worldwide

Euronet Worldwide is an industry leader in providing secure electronic financial transaction solutions. The Company offers financial payment middleware, financial network gateways, outsourcing and consulting services to financial institutions and mobile operators. These solutions enable their customers to access personal financial information and perform secure financial transactions -- any time, any place. The Company has processing centers located in the United States, Europe and Asia, and owns and operates the largest independent ATM network in Europe. With corporate headquarters in Leawood, Kansas, USA, and European headquarters in Budapest, Hungary, Euronet serves more than 200 clients in 60 countries. Visit the Company's web site at www.euronetworldwide.com

Any statements contained in this news release, which concern the Company's or management's intentions, expectations, or are predictions of future performance,, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: technological developments affecting the market for the Company's products and services; foreign exchange fluctuations; and changes in laws and regulations affecting the Company's business. These risks and other risks are described in the Company's periodic filings with the Securities and Exchange Commission, including but not limited to Euronet's Form 10-Q for the period ended June 30, 2002 and its Form 10-K for the year ended Dec. 31, 2001. Copies of these filings may be obtained by contacting the Company or the SEC.



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                             EURONET WORLDWIDE, INC.
                  CONSOLIDATED SUMMARY STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)

                                                                  Three Months Ended
                                                                      September 30,
                                                                2002             2001
                                                             -----------      -----------
Revenues:
          ATM network and related revenue                       $ 13,753      $    11,181
          Software, maintenance and related revenue                4,136            3,712
                                                             -----------      -----------
          Total revenues                                          17,889           14,893
                                                             -----------      -----------
        Operating expenses:
          Direct operating costs                                   7,848            6,862
          Salaries and benefits                                    6,368            5,681
          Selling, general and administrative                      1,769            1,269
          Depreciation and amortization                            2,519            2,164
                                                             -----------      -----------
          Total operating expenses                                18,504           15,976
                                                             -----------      -----------

        Operating loss                                             (615)           (1,083)
                                                             -----------      -----------

        Other (expense) / income:
           Interest income                                            63               70
           Interest expense                                      (1,446)           (2,041)
           Loss on facility sub-lease                              (249)               --
           Equity in losses  from investee  companies              (159)               --
          (Loss) / gain on early retirement of debt                (791)            1,053
           Foreign exchange gain / (loss), net                       222           (3,757)
                                                             -----------      -----------
           Total other expense                                   (2,360)           (4,675)
                                                             -----------      -----------
Loss from continuing operations before income taxes and
minority interest                                                (2,975)           (5,758)
Income tax benefit                                                  449               154
                                                             -----------      -----------
Loss from continuing operations before minority interest          (2,526)          (5,604)
                                                             -----------      -----------

Discontinued operations:
   (Loss) / income from operations of discontinued US and
       France      components                                        (12)             321
     Income tax expense                                               --             (125)
                                                             -----------      -----------
    (Loss)/ income from discontinued operations                      (12)             196
                                                             -----------      -----------

Minority interest                                                     30               --
                                                             -----------      -----------

Net loss                                                          (2,508)          (5,408)

Translation adjustment                                              (220)              (3)
                                                             -----------      -----------

Comprehensive loss                                           $    (2,728)     $    (5,411)
                                                             ===========      ===========

(Loss) from continuing operations and before minority
interest per share and equivalent                            $     (0.11)     $     (0.27)
                                                             ===========      ===========

Net (loss)  per share and equivalent                         $     (0.11)     $     (0.26)
                                                             ===========      ===========

Basic weighted average number of shares outstanding           23,399,036       20,426,648
                                                             -----------      -----------
